UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  March 25, 2011

Game Trading Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-141521	20-5433090
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10957 McCormick Road, Hunt Valley, Maryland	21031
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 316-9900

Copies to:
Gregory Sichenzia, Esq.
Stephen A. Cohen, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 25, 2011, the audit committee of the board of directors (the “Audit Committee”) of Game Trading Technologies, Inc., (the “Company”) concluded that it was necessary to restate the unaudited condensed consolidated financial statements of the Company for the three months ended March 31, 2010, the three and six months ended June 30, 2010 and the three and nine months ended September 30, 2010 previously filed by the Company with the Securities and Exchange Commission (the “Commission”) on a Quarterly Report on Form 10-Q.  The Company originally filed its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 with the Commission on May 10, 2010, as amended on June 7, 2010 (the “March Form 10-Q”).  The Company originally filed its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 with the Commission on August 23, 2010 (the “June Form 10-Q”). The Company originally filed its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010 with the Commission on October 27, 2010 (the “September Form 10-Q” and collectively with the March Form 10-Q and the June 10-Q, the “Reports”).  The need to restate the Company’s financial statements set forth above is primarily due to the incorrect application of generally accepted accounting principles set forth below. The restatements are required to properly reflect the Company’s financial results for each of first three quarters of 2010. As a result, such financial statements included within the Reports should no longer be relied upon.

Stock Compensation

Total stock-based compensation expense in connection with options granted to employees recognized in the consolidated statement of operations for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010 were incorrectly calculated and amortized. Furthermore, the Company reevaluated the historical volatility methodology utilized in the calculation of the employee stock-based compensation and non-employee stock-based compensation.  The Company’s current estimates of the effects of the corrections to the income statement of the Company are to adjust stock based compensation expense for an approximate decrease of $575,507 for the three months ended March 31, 2010, an increase of $15,374 and a decrease of $560,133 for three and six months ended June 30, 2010, respectively,  and an increase of $41,506 and a decrease of $518,627 for the three and nine months ended September 30, 2010, respectively.

For the three months ended	March 31, 2010	June 30, 2010	September 30, 2010
Stock Compensation Expense, as filed	$2,441,228	$372,560	$410,779
Stock Compensation Expense, as restated	$1,865,721	$387,934	$452,285
Adjustment decreasing (increasing) expense	$575,507	$(15,374)	$(41,506)

Third Quarter 2010 Sales and Cost of Sales Adjustment

The Company determined  a customer order of approximately $1.1 million recognized as revenue in the third quarter 2010 Statement of Operations failed to meet the revenue recognition criteria in accordance with FASB’s Accounting Standards Codification, or ASC, 605-10 attributable to timing occurrence of delivery.  The Company will decrease revenue in the amount of approximately $1.1 million and decrease cost of sales in the amount of approximately $623,000 for the three and nine months ended September 30, 2010.  The transaction will be included in the fourth quarter and full year end results of 2010.

Product Financing - Related Party

The Company determined it had certain product financing arrangement with a related party under ASC 470-40 Product Financing Arrangements. The related party was required to procure, purchase and sell up to $3,000,000 of pre-owned video games and the arrangement required the Company to provide a minimum consideration to the related party of $600,000 from the period of August 13, 2010 through September 15, 2010.  The Company failed to include the $600,000 consideration in the Cost of Sales in the Statement of Operations for the three and nine months ended September 30, 2010. Furthermore, the Company inaccurately accrued only $300,000 of the $600,000 consideration on the Balance Sheet as of September 30, 2010.

The Audit Committee discussed this matter with the Company's independent public accounting firm, Lake & Associates CPA, LLC, who agreed that the unaudited condensed consolidated financial statements for the three months ended March 31, 2010, the three and six months ended June 30, 2010 and the three and nine months ended September 30, 2010 should no longer be relied upon and should be restated.

The Company and the Audit Committee are diligently working with its professional advisors to file restated Reports which the Company anticipates to file in the near future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAME TRADING TECHNOLOGIES, INC.

Date: March 31, 2011	By:	/s/ Richard Leimbach
Name: Richard Leimbach
Title: Chief Financial Officer

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